EXHIBIT (a)(11)


                             SUPPLEMENTAL MEMORANDUM


TO:               BriteSmile, Inc. 1997 Stock Option Plan Option Holders
FROM:             John L. Reed, Chief Executive Officer
SUBJECT:          SUPPLEMENT TO OFFER TO EXCHANGE OPTIONS
DATE:             September 3, 2002

         On August 20, 2002, BriteSmile, Inc. ("BriteSmile," also referenced herein as "we," "us" and "our") announced its offer to exchange all stock options to purchase shares of BriteSmile Common Stock granted under our 1997 Stock Option and Incentive Plan (the "Option Plan")1 to Eligible Optionholders. "Eligible Optionholders" includes any person who holds options issued under the Option Plan who, as of the date the Offer commences and the date on which the tendered options are cancelled, is an employee of BriteSmile or one of its subsidiaries.

         Each of you should have received the following documents explaining the
Offer: (i) the Offer to Exchange dated August 20, 2002 (the "Offer to Exchange"), which contains both a summary of the terms of the offer, in a format of frequently asked questions, and a detailed discussion of the offer and its terms and conditions; (ii) the original Memorandum from John L. Reed dated August 20, 2002; (iii) the Election Form; (iv) the Notice to Change Election From Accept to Reject; and (v) the Promise to Grant Stock Options (together, the "Offer Documents"). Unless otherwise stated, capitalized terms in this Supplemental Memorandum have the meanings given to them in the Offer Documents.

         The purpose of this Supplemental Memorandum is to furnish to you certain financial information about the Company, and to update and clarify certain matters discussed in the Offer to Exchange. Accordingly, this Supplemental Memorandum constitutes Amendment No. 1 to the Offer to Exchange and related Offer Documents. The original Offer to Exchange and related Offer Documents are hereby amended as follows:

         1. Summary Financial Information About BriteSmile. The selected consolidated financial data set forth below with respect to the Company's consolidated statements of earnings and consolidated balance sheets for the periods ended December 29, 2001, December 30, 2000 and April 1, 2000 are derived from the audited financial statements of BriteSmile filed with the SEC in its Annual Report on Form 10-K for the 52 weeks ended December 29, 2001. The selected consolidated financial data set forth below with respect to the Company's consolidated statements of earnings and consolidated balance sheets for the periods ended June 29, 2002 and June 30, 2001 are derived from the unaudited financial statements of BriteSmile filed with the SEC in its Quarterly Report on Form 10-Q for the quarter ended June 29, 2002.

--------
1 Or, in the case of 30,000 options granted to one employee optionholder, the Company's 1990 Stock Option Plan. With respect to this single employee who has options outstanding under the 1990 Plan, any references in this Memorandum to the "Option Plan" shall mean the 1990 Plan.

                                                 June 29,    June 30,      Dec 29,      Dec 30,       April 1,
                                                  2002        2001          2001         2000          2000
                                                 -----       -----          ----         ----          ----
                                                                                         (As
                                                                                      Restated)

Consolidated Balance Sheet Data:

Cash and cash equivalents ................       $  1,778   $  19,901    $  7,162       $ 5,701    $ 10,969
Working capital ..........................         (2,783)     20,207       2,929        (4,808)     10,869
Current assets............................          8,251      30,444      15,614        13,257      15,018
Total assets..............................         31,173      49,721      39,847        30,131      32,390
Long-term obligations, less current maturities      4,372       5,258       4,849         1,727         122
Stockholders' equity......................         14,276      33,643      20,556         9,519      28,119






                                                    26 Weeks     26 Weeks                  9-month
                                                     Ended        Ended                   Transition
                                                                             Year Ended  Period Ended  Year Ended
                                                    June 29,     June 30,     Dec.29,      Dec. 30,     April 1,
                                                      2002         2001         2001         2000         2000
                                                      ----         ----         ----         ----         ----
                                                                                             (As
                                                                                          restated)
Consolidated Statement of Operations data:

Net Sales                                            $  20,347    $  20,487    $  43,230    $  16,304     $  8,044

Operating and occupancy costs                            7,542        7,580       16,744        9,462       13,849
Selling, general and administrative                     16,134       20,989       43,492       30,556       14,498
Research and development                                   292          567        1,849        1,811        1,748
Depreciation and amortization                            2,991        2,380        4,715        3,830        1,457
Restructuring expense                                        -            -          879          778          472
Impairment charges                                           -            -        1,217        1,254            -
Loss on sale/leaseback                                       -            -            -        7,138            -
                                                  -----------------------------------------------------------------

Total operating expenses                                26,959       31,516       68,896       54,829       32,024
                                                  -----------------------------------------------------------------

Loss from operations                                    (6,612)     (11,029)     (25,666)     (38,525)     (23,980)

Other income (expense), net                               (470)        (530)        (776)      (5,961)         475
                                                  -----------------------------------------------------------------

Loss before income tax provision                        (7,082)     (11,559)     (26,442)     (44,486)     (23,505)
Provision for income taxes                                  36           57           57           26           11
                                                  -----------------------------------------------------------------

Net Loss, before cumulative effect of change
in accounting principle                              $  (7,118)   $ (11,616)   $ (26,499)   $ (44,512)    $(23,516)
Cumulative effect of change in accounting                    -            -            -         (272)           -
principle
                                                  -----------------------------------------------------------------
Net Loss                                             $  (7,118)   $ (11,616)   $ (26,499)   $ (44,784)    $(23,516)
                                                  =================================================================

Basic and Diluted Net Loss per Share:
Before cumulative effect of change in                $   (0.20)   $   (0.37)   $   (0.79)   $   (1.82)    $  (1.18)
accounting principle
                                                  =================================================================
Cumulative effect of change in accounting                    -            -            -    $   (0.01)           -
principle
                                                  =================================================================
Basic and diluted net loss per share                 $   (0.20)   $   (0.37)   $   (0.79)   $   (1.83)    $  (1.18)

                                                  =================================================================
Weighted average shares outstanding-diluted         36,395,396   31,059.007   33,550,316   24,493,676   19,995,796
                                                  =================================================================

         The book value per share of our Common Stock as of June 29, 2002 (the date of our most recent balance sheet presented) is approximately $0.3919.

         2. Eligible Optionholders. Page 15 of the Offer to Exchange inadvertently stated that the Offer was open to consultants and advisers of BriteSmile. Section 1, Paragraph 1 on page 15 of the Offer to Exchange is amended to read in its entirety as follows:

                  You are an "Eligible Optionholder" if you:

                  o as of the date the Offer commences and the date on which the tendered options are cancelled, are an employee of BriteSmile or one of its subsidiaries; and

                  o        hold options issued under the Option Plan.

         3. Any Waiver of Conditions Applicable to All Option Holders. The paragraph under the heading on page 18, "Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects" is amended to read in its entirety as follows:

                  We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular optionholder. If we waive a condition of the Offer with respect to any optionholder, we will waive the condition as to all optionholders. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer period, subject only to an extension which we may grant in our sole discretion.

                  In addition, the first paragraph under Item 7, "Irregularities," of the "Instructions" section of the Election Form, is amended to read in its entirety as follows:

                  All questions as to the number of option shares subject to options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by BriteSmile in its discretion. BriteSmile's determinations shall be final and binding on all parties. BriteSmile reserves the right to reject any or all tenders of options BriteSmile determines not to be in proper form or the acceptance of which may, in the opinion of BriteSmile's counsel, be unlawful. BriteSmile also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular options, and BriteSmile's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. If BriteSmile waives a condition of the Offer with respect to any optionholder, we will waive the condition as to all optionholders. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as BriteSmile shall determine. Neither BriteSmile nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

         4. When Promise to Grant Stock Options Will be Delivered. The last sentence of paragraph 1, page 19 of the Offer to Exchange, under the heading, "Acceptance of options for exchange and issuance of new options," is amended to read in its entirety as follows:

                  Promptly after the Expiration Date, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than March 24, 2003 covering the same number of shares as the options cancelled pursuant to this Offer, provided that you have the same Service Status on the date the grant is to be made as you had on the Cancellation Date.

5. "Benefits" of the Offer to the Company. Section 7, "Conditions of the Offer" of the Offer to Exchange is amended by adding a new final paragraph to
Section 7 reading as follows:

                  For purposes of this Section 7, the phrase "benefits of the Offer to BriteSmile" shall mean the tax or accounting treatment of the Offer to the Company, and the creation of enhanced employee performance incentives for Eligible Employees as a result of the potential for more favorable option exercise prices for optionholders who elect to participate in the Offer.

         6. Confirmation of Election to Exchange. By executing this Supplemental Memorandum and returning it to the Company, you acknowledge receipt of this Amendment No. 1, and confirm your desire to participate in the Offer pursuant to its terms.

         As a reminder, if you want to participate in the Offer, you need to fill out the Election Form we sent to you on August 20, 2002, together with this Supplemental Memorandum, and hand deliver or fax signed copies to Mark Murano, our Vice President of Human Resources, at (925) 941-6266 by September 19, 2002, no later than 5:00 p.m. Pacific Time. If you need more information about the Offer or would like additional copies of the materials relating to the Offer, please contact Mark Murano at (925) 941-6260.

                                       Very truly yours,



                                       John L. Reed, Chief Executive Officer


Option holder's Acknowledgement:



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Name Printed

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Signature

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Date